EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CASTLE DENTAL CENTERS, INC.

      The undersigned, Jack H. Castle, Jr., Chief Executive Officer, and John M. Slack, Secretary, of Castle Dental Centers, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

      FIRST: The name of the Corporation is

                          Castle Dental Centers, Inc.

      SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on December 15, 1995.

      THIRD: This Certificate of Amendment of the Certificate of Incorporation of the Corporation (the "Certificate of Amendment") was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the Board of Directors having duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment, and in lieu of a meeting of the stockholders, written consent to this Certificate of Amendment having been given by the holders of a majority of the outstanding stock of the Corporation in accordance with Section 228 of the General Corporation Law of the state of Delaware.

      FOURTH: The Certificate of Incorporation of the Corporation is hereby amended as follows:

(a) Section A.1. of ARTICLE IV is hereby amended to add the following definition:

            "l. SERIES C PREFERRED STOCK" means the Series C Convertible Preferred Stock authorized by the Certificate of Designation of the Series C Convertible Preferred Stock."

(b) Section A.3. of ARTICLE IV is hereby amended to read in its entirety as follows:

            "LIQUIDATION PREFERENCE. In the event of any voluntary or
      involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of
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      Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock"), an amount equal to the Liquidation Preference per share (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, Series C Preferred Stock and any other class of stock ranking on liquidation on a parity with the Series A Preferred Stock and Series C Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Neither the sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 3."

(c) Section A.4.c(xi) of ARTICLE IV is hereby amended to read in its entirety as follows:

                  "(xi) For purposes hereof, "Excluded Shares" shall mean (A) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock or Series C Preferred Stock, (B) shares of Common Stock issued or issuable on exercise of the Common Stock Warrant issued to GulfStar Investments, Ltd. for 113,158 shares, subject to adjustment as provided therein (the "GulfStar Warrant"), and (C) 600,000 shares of Common Stock, or options to purchase such shares, issued or issuable to officers, directors, consultants and employees of the Corporation and

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      its Subsidiaries (such number and amount to be appropriately adjusted in the event the Common Stock is subdivided into a greater or combined into a lesser number) pursuant to any equity incentive plan, agreement, or other arrangement adopted by the Corporation."

(d) Section B.2. is hereby deleted in its entirety.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on behalf of the Corporation and have attested such execution and do verify and affirm, under penalty of perjury, that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this 16th day of June, 1997.

                                    CASTLE DENTAL CENTERS, INC.

                                    By: /s/ JACK H. CASTLE, JR.
                                            Jack H. Castle, Jr.
                                            Chief Executive Officer

Attest:

/s/ JOHN M. SLACK
John M. Slack
Secretary

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